UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                March 26, 2013

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2013, Coach, Inc. (the “Company”) entered into an Amendment No.1 (the “Amendment”) to the Company’s Credit Agreement, dated as of June 18, 2012 (the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and a syndicate of banks and financial institutions (the “Lenders”).

Under the Amendment, the commitments under the senior unsecured revolving credit facility (the “Facility”) have been increased and the maturity date has been extended.  The maturity date under the Existing Credit Agreement was June 18, 2017 and the aggregate revolving commitments at any one time outstanding were up to $400 million, with the ability to request an increase of the revolving commitments under the Facility, or incur one or several tranches of term loans, in an amount not to exceed $250 million.  Pursuant to the Amendment, the maturity date is March 26, 2018 and the aggregate revolving commitments at any one time outstanding may be up to $700 million, with the ability to request an increase of the revolving commitments under the Facility, or incur one or several tranches of term loans, in an amount not to exceed $300 million.

In the ordinary course of their business, the Lenders and certain of their affiliates have in the past or may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates.  In particular, certain affiliates of the Lenders are agents and/or lenders under the Amended Credit Agreement.

This summary does not purport to be complete and is qualified in its entirety by reference to the Agreement and other Facility documentation which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.  Interested parties should read these documents in their entirety.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Amended Credit Agreement is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2013

COACH, INC.

	By:	/s/ Todd Kahn
Todd Kahn
Executive Vice President, General Counsel
and Secretary